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                                                                    Exhibit 15.1

May 2, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  The Goldman Sachs Group, Inc.
     Registration Statement on Form S-3


Commissioners:

We are aware that our report dated April 5, 2000 on our review of the condensed consolidated financial statements of The Goldman Sachs Group, Inc. and Subsidiaries (the "Company") as of February 25, 2000 and for the three months ended February 25, 2000 and February 26, 1999, which was included in the Company's Quarterly Report on Form 10-Q for the period ended February 25, 2000, is incorporated by reference into this Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, that report should not be considered a part of this Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP